                                                                    EXHIBIT 11.1

                             LEGACY SOFTWARE, INC.
                     COMPUTATION OF EARNINGS PER SHARE AND
                WEIGHTED AVERAGE COMMON STOCK SHARES OUSTANDING


                                                                 YEAR ENDED
                                                              DECEMBER 31, 1995
                                                              -----------------
RECONCILIATION OF NET LOSS PER STATEMENT OF OPERATIONS TO
 AMOUNT USED IN EARNINGS PER SHARE COMPUTATION:
Net loss per statement of operations........................    $    (691,518)
Add -- Interest on $700,000 of convertible debt (1).........           11,233
                                                              -----------------
Net loss, as adjusted.......................................         (680,285)
Add -- Pro forma employment agreement expense (5)...........           88,250
                                                              -----------------
Pro forma net loss, as adjusted.............................    $    (768,535)
                                                              -----------------
                                                              -----------------


                                                                 ALL PERIODS
                                                                PRESENTED IN
                                                              THE REGISTRATION
                                                                  STATEMENT
                                                              -----------------
WEIGHTED AVERAGE COMMON STOCK SHARES OUTSTANDING (2):
   Common Stock and common stock equivalents
Common Stock granted during the year ended and subsequent to
 December 31, 1995..........................................           28,200
Stock options granted subsequent to December 31, 1995.......          210,000
Warrants granted prior to December 31, 1995.................          200,000
Convertible debt to be converted prior to the Public
 Offering...................................................          534,351
                                                              -----------------
  Total securities..........................................          972,551
  Assumed buyback of Common Stock shares (3)................         (296,333)
                                                              -----------------
Total common stock equivalents..............................          676,218
Weighted average shares issued (4)..........................          720,000
                                                              -----------------
Weighted average shares outstanding.........................        1,396,218
                                                              -----------------
                                                              -----------------

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(1)  Adjustment to  net loss has  been shown without  any tax effect  due to the
    Company's net operating loss carryforward having a 100% valuation allowance offsetting it for financial statement purposes.

(2) Weighted average shares outstanding are computed using the treasury stock method, by which the number of shares outstanding reflects an assumed use of proceeds, from the assumed exercise of possible common stock equivalents, to repurchase shares of the Company's Common Stock at the Public Offering price.

(3) Assumed buyback of Common Stock shares:
    Common stock is assumed to be repurchased at the Public Offering price

Weighted average purchase price per share of common stock...........  $    0.00
Weighted average exercise price per share of stock options..........  $    3.89
Weighted average exercise price per share of warrants...............  $    1.31
Weighted average conversion per share of convertible debt...........  $    1.31

(4) Gives retroactive effect to the Company's Common Stock split on a 144 shares to 1 share basis. In addition, common shares assumed to be issued within one year of the Public Offering have been included in the above calculation and not in this line item.

(5) Reflects a proforma adjustment of $88,250 for increased compensation expense as a result of assuming employment agreements entered into during 1995 and 1996 had been in effect as of January 1, 1995.